Exhibit 99.1

Evoqua Water Technologies Reports Fiscal 2017 Fourth Quarter and Full Year Results

Fourth Quarter 2017 Highlights (ended September 30, 2017)

•                  Consolidated Revenues of $356.5 million, up 11.6% year-over-year

•                  Net income of $13.0 million, up $12.8 million year-over-year;

•                  Adjusted EBITDA of $71.4 million, up 20.1% year-over-year

Full Year 2017 Highlights

•                  Consolidated Revenues of $1.25 billion, a 9.7% increase year-over-year

•                  Net income of $6.4 million, a decline of $6.6 million year-over-year;

•                  Adjusted EBITDA of $207.7 million, up $47.6 million or 29.7% year-over-year

Pittsburgh, PA — December 1, 2017 — Evoqua Water Technologies Corp. (NYSE:AQUA) today reported results for its fiscal 2017 fourth quarter and full year ended September 30, 2017 following its successful initial public offering last month.

Evoqua reported revenues for the fourth quarter of 2017 of $356.5 million, an 11.6% increase as compared to the fourth quarter of the prior year.  Net income for the quarter was $13.0 million, up $12.8 million year-over-year.  The Company delivered Adjusted EBITDA of $71.4 million in the fourth quarter 2017, an increase of 20.1% year-over-year.

For the full year fiscal 2017, Evoqua reported revenues of $1.25 billion, a 9.7% increase year-over-year.  Net income for the year was $6.4 million and the Company delivered Adjusted EBITDA of $207.7 million for the full year fiscal 2017, a 29.7% increase over the prior year.

“For both the quarter and full-year Evoqua employees generated record sales, net income and Adjusted EBITDA by focusing on our 38,000 customers across the world,” said Ron Keating, Evoqua CEO.   “Following our successful initial public offering on November 2, we are well positioned to continue to capture organic and inorganic growth opportunities as we leverage our iconic brands and differentiated technologies to capitalize on favorable industry dynamics, and further strengthen our number one market position in North America.”

Fourth Quarter and Full Year Segment Results

The Company has three reportable segments — Industrial, Municipal and Products.

Industrial

The Industrial segment combines equipment and services to improve operational reliability and environmental compliance for heavy and light industry, commercial and institutional markets.  Their customers span industries including hydrocarbon processing, chemical processing, power, food and beverage, life sciences, health services and microelectronics.

Industrial revenues were $182.5 million for the three months ended September 30, 2017, as compared to $160.4 million for the three months ended September 30, 2016, an increase of $22.1 million or

13.8%.  The increase in the three month period was driven by capital and service revenues of $9.8 million primarily in the power market.  In addition, the acquisitions of ADI Systems, Inc. (“ADI”), Environmental Treatment Systems (“ETS”) and Noble Water Technologies (“Noble”), contributed $15.1 million of the increased revenue for the three months ended September 30, 2017.  This was offset by a decrease of $1.9 million in revenues that did not reoccur related to the sales at the Company’s former Vernon, California, facility because of the disposition of that facility (the “Vernon Disposition”) as of September 30, 2016.

Revenues increased $39.2 million, or 6.5%, to $643.4 million in the fiscal year ended September 30, 2017 from $604.2 million in the fiscal year ended September 30, 2016. Throughout the fiscal year, the increase in service and capital revenues was driven by new account penetration in power and hydrocarbon and chemical processing end markets and higher customer production levels in general manufacturing and pharmaceutical and healthcare end markets. In addition, our acquisitions of ETS, ADI and Noble during the year ended September 30, 2017 contributed $19.4 million of revenues, partially offset by a decrease of $7.9 million in revenues that did not reoccur related to the sales at the Company’s former Vernon, California, facility because of the Vernon Disposition as of September 30, 2016.

Operating profit in the Industrial segment increased $5.3 million, or 17.6%, to $35.5 million for the three months ended September 30, 2017 as compared to $30.2 million for the three months ended September 30, 2016.  EBITDA increased $7.4 million, or 18.4%, to $47.3 million from $39.9 million.

For the fiscal year ended September 30, 2017, operating profit increased $18.6 million, or 20.3%, to $110.0 million from $91.4 million in the fiscal year ended September 30, 2016.  EBITDA increased $19.8 million, or 15.3%, to $149.4 million in the fiscal year ended September 30, 2017 from $129.7 million in the fiscal year ended September 30, 2016.  The increase in operating profit and EBITDA was primarily related to the increased revenue volume as well as benefits experienced from supply chain initiatives, including lower procurement costs and continued operating efficiencies.

Municipal

The Municipal segment helps engineers and municipalities meet new demands for plant performance through market-leading equipment, solutions and services backed by trusted brands and over 100 years of applications experience.  The segment’s customers include waste water and drinking water collection and distribution systems and utility operators.  The segment’s services include odor and corrosion control services.

Municipal revenues were $79.7 million for the three months ended September 30, 2017, as compared to $78.5 million for the three months ended September 30, 2016, an increase of $1.2 million or 1.5%.

For the fiscal year ended September 30, 2017, revenues increased slightly by $0.6 million, or 0.2%, to $278.6 million from $278.0 million in the fiscal year ended September 30, 2016. Excluding the operations in Italy, which the Company is in the process of closing and which resulted in a decline of $1.6 million in revenues over the same period, the overall business grew by $2.2 million, or 0.8%.

Operating profit increased $3.2 million, or 32.7%, to $13.1 million for the three months ended September 30, 2017 as compared to $9.9 million for the three months ended September 30, 2016.  EBTIDA increased $3.1 million, or 26%, to $15.1 million from $12.0 million.

In the fiscal year ended September 30, 2017, operating profit increased for the Municipal segment by $5.4 million, or 17.1%, to $36.6 million from $31.3 million in 2016.  EBITDA increased $5.3 million, or 13.5%, to $44.8 million from $39.4 million in the prior fiscal year. The increase in operating profit and EBITDA was primarily due to the continued benefits in both project execution and procurement savings. This was partially offset by increased labor costs.

Products

The Products segment has distinct business operating units, each built on well-known brands and technologies that are sold globally through multiple sales and aftermarket channels.  Additionally, the Products segment also offers industrial, municipal and recreational users improved operational reliability and environmental compliance.  The segment’s customers include original equipment manufacturers, regional and global distributors, engineering, procurement and contracting customers, and end users in the municipal, industrial and commercial industries including hotels, resorts, colleges, universities, waterparks, aquariums and zoos.

Products revenues increased $13.8 million, or 17.1%, to $94.3 million for the three months ended September 30, 2017 from $80.5 million for the three months ended September 30, 2016.

In the fiscal year ended September 30, 2017, revenues increased $70.4 million, or 27.6%, to $325.4 million from $255.0 million in fiscal 2016. The increase in revenues was primarily due to the acquisitions of Neptune-Benson, Valve and Filtration Systems, Ltd (“VAF”), Delta Ultra Violet Corporation (“Delta UV”), Magneto and Olson Irrigation Systems (“Olson”). These acquisitions accounted for an aggregate of $48.7 million of the increased revenues. The Products segment also saw strong results in the Aquatics and Disinfection division, driven by strong demand across its end markets. The segment saw additional growth in the power and microelectronics markets, and higher sales of electrodeionization equipment in China.

Operating profit increased $0.1 million, or 0.5%, to $20.7 million for the three months ended September 30, 2017 from $20.5 million for the three months ended September 30, 2016.  EBITDA also increased $0.6 million, or 2.6%, to $23.8 million from $23.2 million.

Operating profit for the fiscal year ended September 30, 2017 increased $17.2 million, or 35.3%, to $65.9 million from $48.7 million in fiscal 2016.  EBITDA increased $22.3 million, or 40.5%, to $77.4 million in fiscal 2017 from $55.1 million in fiscal 2016.  The increase in operating profit and EBITDA was primarily due to the additional revenue volume and profitability associated with the acquisitions of Neptune-Benson, VAF, Delta UV, Magneto and Olson. Operating profit and EBITDA improved in the Aquatics and Disinfection division, and the electrodeionization equipment division due to the increased revenues in the Asia region.  The balance of improved operating profit resulted from other restructuring and cost improvement activities.

Summary and Outlook

“We had a very strong close to the year with fourth quarter revenues and Adjusted EBITDA each up double digits,” said Keating.  “All three segments performed well and market trends across the industry and our end markets continue to be favorable for continued profitable growth.  For 2018, we expect revenues to be in the range of $1.33 billion and $1.36 billion and Adjusted EBITDA to be in the range of $235 million and $255 million.”

About Evoqua Water Technologies

Evoqua Water Technologies is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support its customers’ full water lifecycle needs. Evoqua Water Technologies has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, Evoqua operates 160 locations in eight countries and, with over 200,000 installations and 87 service branches, holds leading positions in the North American industrial, commercial and municipal water treatment markets, serving more than 38,000 customers worldwide.

EVOQUA WATER TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year ended September 30, 2015	Year ended September 30, 2016	Year ended September 30, 2017
Revenue from product sales	$533,649	$587,087	$674,997
Revenue from services	527,317	550,109	572,427
	1,060,966	1,137,196	1,247,424
Cost of product sales	(385,243)	(407,354)	(445,890)
Cost of services	(383,306)	(396,777)	(401,783)
	(768,549)	(804,131)	(847,673)
Gross Profit	292,417	333,065	399,751
General and administrative expense	(147,663)	(144,771)	(169,617)
Sales and marketing expense	(124,429)	(135,208)	(142,441)
Research and development expense	(25,909)	(22,897)	(19,990)
Other operating income	1,237	10,079	2,361
Other operating expense	(1,163)	(3,113)	(860)
Interest expense	(34,060)	(42,518)	(55,377)
Equity in income of non-consolidated affiliate	1,424	—	—
(Loss) income before income taxes	(38,146)	(5,363)	13,827
Income tax benefit (expense)	(47,905)	18,394	(7,417)
Net (loss) income	(86,051)	13,031	6,410
Net income attributable to non-controlling interest	—	1,392	4,247
Net (loss) income attributable to Evoqua Water Technologies Corp.	$(86,051)	$11,639	$2,163
Basic (loss) earnings per common share	$(0.85)	$0.11	$0.02
Diluted (loss) earnings per common share	$(0.85)	$0.11	$0.02

EVOQUA WATER TECHNOLOGIES CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2016	September 30, 2017
ASSETS
Current assets	$418,336	$512,240
Cash and cash equivalents	50,362	59,254
Receivables, net	184,789	245,248
Inventories, net	112,392	120,047
Cost and earnings in excess of billings on uncompleted contracts	50,081	66,814
Prepaid and other current assets	16,255	20,046
Income tax receivable	4,457	831
Property, plant, and equipment, net	256,765	280,043
Goodwill	267,643	321,913
Intangible assets, net	323,478	333,746
Deferred income taxes	—	2,968
Other non-current assets	30,009	22,399
Total assets	$1,296,231	$1,473,309
LIABILITIES AND EQUITY
Current liabilities	$284,862	$291,899
Accounts payable	102,379	114,932
Current portion of debt	30,024	11,325
Billings in excess of costs incurred	22,175	27,124
Product warranties	16,860	11,164
Accrued expenses and other liabilities	111,307	121,923
Income tax payable	2,117	5,431
Non-current liabilities	807,434	964,835
Long-term debt	728,132	878,524
Product warranties	6,449	6,110
Other non-current liabilities	64,290	67,673
Deferred income taxes	8,563	12,528
Total liabilities	1,092,296	1,256,734
Commitments and Contingent Liabilities	—	—
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 104,495 shares, outstanding 104,250 at September 30, 2016; issued 105,359 shares, outstanding 104,964 shares at September 30, 2017	1,045	1,054
Treasury stock: 245 shares at September 30, 2016 and 395 shares at September 30, 2017	(1,133)	(2,607)
Additional paid-in capital	381,223	388,986
Retained deficit	(172,169)	(170,006)
Accumulated other comprehensive loss, net of tax	(10,671)	(5,989)
Total Evoqua Water Technologies Corp. equity	198,295	211,438
Non-controlling interest	5,640	5,137
Total shareholders’ equity	203,935	216,575
Total liabilities and shareholders’ equity	$1,296,231	$1,473,309

EVOQUA WATER TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended September 30, 2015	Year Ended September 30, 2016	Year Ended September 30, 2017
Operating activities
Net (loss) income	$(86,051)	$13,031	$6,410
Reconciliation of net loss to cash flows from operating activities:
Depreciation and amortization	58,139	69,289	77,886
Amortization of deferred financing costs (includes $0, $0 and $3,904 write off of deferred financing fees)	3,514	4,121	8,511
Deferred income taxes	45,254	(21,215)	1,273
Share based compensation	1,587	1,999	2,251
Equity in net income (loss) of affiliate, net of cash received	76	—	—
Gain on sale of property, plant and equipment	(20)	(11,120)	1,230
Foreign currency losses on intracompany loans	19,288	51	(5,625)
Changes in assets and liabilities
Accounts receivable	9,496	(3,973)	(44,047)
Inventories	(44)	2,484	(5,948)
Cost and earnings in excess of billings on uncompleted contracts	17,848	(15,258)	(17,296)

Prepaids and other current assets	4,287	1,326	(2,971)
Accounts payable	(14,941)	15,682	4,707
Accrued expenses and other liabilities	(14,568)	(31,446)	(2,243)
Billings in excess of costs incurred	7,497	(13,389)	1,301
Income taxes	(6,224)	4,329	6,656
Other non-current assets and liabilities	(3,194)	16,008	(3,593)
Net cash provided by operating activities	41,944	31,919	28,502
Investing activities
Purchase of property, plant and equipment	(44,079)	(47,728)	(57,775)
Purchase of intangibles	(4,705)	(248)	(4,914)
Proceeds from sale of property, plant and equipment	1,918	5,191	5,422
Proceeds from sale of business	—	4,547
Acquisitions, net of cash acquired of $0, $11,486 and $209 respectively	—	(306,372)	(77,628)
Net cash used in investing activities	(46,866)	(344,610)	(134,895)
Financing activities
Issuance of debt related to acquisitions, net of deferred issuance costs	—	178,704	415,602
Borrowings under credit facility	—	81,000	131,000
Repayment of debt	(5,050)	(74,461)	(423,418)
Repayment of capital lease obligation	(1,650)	(7,683)	(7,962)
Proceeds from capital contribution	—	6,895	—
Proceeds from issuance of common stock	847	10,282	5,521
Stock repurchases	(410)	(723)	(1,474)
Investor transaction fees	—	—	—
Distribution to non-controlling interest	—	(2,625)	(4,750)
Net cash provided by (used in) financing activities	(6,263)	191,389	114,519
Effect of exchange rate changes on cash	(5,225)	2,637	766
Change in cash and cash equivalents	(16,410)	(118,665)	8,892
Cash and cash equivalents
Beginning of period	185,437	169,027	50,362
End of period	$169,027	$50,362	$59,254

Evoqua Water Technologies Non-GAAP Measures

Adjusted EBITDA

We make use of the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non cash stock based compensation, sponsor fees, transaction costs and other gains, losses and expenses.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•                                          to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•                                          in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•                                          in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA.

•                                          to evaluate the effectiveness of our business strategies;

•                                          to make budgeting decisions; and

•                                          to compare our performance against that of other peer companies using similar measures.

In addition to the above, our chief operating decision maker uses EBITDA of each reportable segment to evaluate the operating performance of such segments.

You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

The following is a reconciliation of our net income (loss) to Adjusted EBITDA (amounts in thousands):

	Three Months Ended
	September 30		Year Ended September 30
	2016	2017	2016	2017

Net income	$164	$12,960	$13,031	$6,410
Interest expense	13,051	16,260	42,518	55,377
Income tax (benefit) expense	2,025	7,122	(18,394)	7,417
Depreciation and amortization	18,303	22,073	69,289	77,886

EBITDA	33,543	58,415	106,444	147,090
Restructuring and related business transformation costs (a)	24,867	14,948	43,075	51,331
Purchase accounting adjustment costs (b)	1,267	—	1,267	229
Stock-based compensation (c)	553	617	1,999	2,251
Sponsor fees (d)	948	1,132	3,758	4,174
Transaction costs (e)	1,431	1,683	5,374	7,342
Other gains, losses and expenses (f)	(3,189)	(5,432)	(1,864)	(4,750)
Adjusted EBITDA	$59,420	$71,364	$160,053	$207,666

(a)                                 Represents:

(i)                                     costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “the AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, write-offs of inventory and fixed assets and third-party consultant costs to assist with these initiatives (includes (A) $16.9 million for the three months ended September 30, 2016 and $0.9 million in the three months ended September 30, 2017, $16.9 million in fiscal 2016 (all of which is reflected as a component of Restructuring charges in “Note 12—Restructuring and Related Charges” to our audited consolidated financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017) and $20.1 million in fiscal 2017 (all of which is reflected as a component of Restructuring charges in “Note 12—Restructuring and Related Charges” to our audited consolidated financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017) related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages, and (B) $1.8 million for the three months ended September 30, 2016, reflected as a components of Cost of product sales and services ($0.3 million), Sales and marketing expense ($0.3 million), Research and development expense ($0.1 million), General and administrative expense ($1.0 million), and Other income/expense ($0.1 million),  and $6.7 million for the three months ended September 30, 2017, reflected as components of Cost of product sales and services ($4.8 million), Sales and marketing expense ($.6 million) and General and administrative expense ($1.3 million),  $11.1 million (all of which is reflected as a component of Restructuring charges in

“Note 12—Restructuring and Related Charges” to our audited consolidated financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017) in fiscal 2016 and $13.2 million (of which $12.3 million is reflected as a component of Restructuring charges in “Note 12—Restructuring and Related Charges” to our audited consolidated financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017) in fiscal 2017 related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure). Differences between amounts reflected as Restructuring charges in fiscal 2017 in “Note 12—Restructuring and Related Charges” to our audited consolidated financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and amounts reflected in this adjustment relate primarily to impairment charges related to assets in our Italy operations that have been reflected as a component of Cost of product sales and services ($.9 million);

(ii)                                  legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR products and certain discontinued products ($2.6 million for the three months ended September 30, 2016, primarily reflected as a component of General and administrative expense, $0.7 million in the three months ended September 30, 2017, primarily reflected as a component of General and administrative expense, $5.1 million, primarily reflected as a component of Cost of product sales and services in fiscal 2016 and $2.5 million, primarily reflected as a components of Cost of product sales and services ($.4 million) and General and administrative expenses ($2.1 million) in fiscal 2017);

(iii)                               expenses associated with our information technology and functional infrastructure transformation following the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes ($3.4 million for the three months ended September 30, 2016, primarily reflected as components of Cost of product sales and services ($1.5 million), Research and development expense ($0.1 million), Sales and marketing expense ($0.8 million) and General and administrative expense ($1.0 million), and $2.6 million in the three months ended September 30, 2017, primarily reflected as components of Cost of product sales and services ($1.2 million), Sales and marketing expense ($.8 million) and General and administrative expense ($.6 million), $9.5 million, primarily reflected as components of Cost of product sales and services ($3.6 million), Sales and marketing expense ($2.5 million), General and administrative expense ($3.1 million) and Research and development expense ($0.3 million) in fiscal 2016 and $7.3 million, primarily reflected as components of Cost of product sales and services ($3.3 million), Sales and marketing expense ($1.5 million), and General and administrative expense ($2.5 million) in fiscal 2017); and

(iv)                              costs incurred by us in connection with the IPO, including consultant costs and public company compliance costs ($0.2 million for the three months ended September 30, 2016 and $4.1 million in the three months ended September 30, 2017, $0.5 million in fiscal 2016, and $8.3 million in fiscal 2017, all reflected as a component of General and administrative expense).

(b)                                 Represents adjustments for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of the AEA Acquisition and the acquisition of Magneto.

(c)                                  Represents non-cash stock-based compensation expenses related to option awards. See Note 15 to our audited financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for further detail.

(d)                                 Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the AEA Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provides ongoing advisory and consulting services (similar in nature to the services provided in connection with the AEA Acquisition) to us pursuant to the management agreement. In connection with the IPO, the management agreement was terminated. See Note 18 to our audited financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for further detail.

(e)                                  Represents expenses associated with acquisition and divestiture-related activities and post-acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($1.4 million in the three months ended September 30, 2016 and $1.7 million in the three months ended September 30, 2017, $5.4 million in fiscal 2016 and $7.3 million in fiscal 2017).

(f)                                   Represents:

(i)                                     impact of foreign exchange gains and losses ($0.9 million gain in the three months ended September 30, 2016 and $5.8 million gain in the three months ended September 30, 2017, $0.5 million loss in fiscal 2016 and $7.8 million gain in fiscal 2017);

(ii)                                  $3.5 million gain on the sale of assets, primarily related to the Vernon Disposition;

(iii)                               foreign exchange impact related to headquarter allocations ($0.6 million gain in the three months ended September 30, 2016 and $0.1 million loss in the three months ended September 30, 2017, $0.7 million gain in fiscal 2016, and $1.2 million loss in fiscal 2017); and

(iv)                              expenses related to maintaining non-operational business locations ($1.8 million in the three months ended September 30, 2016 and $0.2 million in the three months ended September 30, 2017, $1.8 million in fiscal 2016 and $1.9 million in fiscal 2017).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2018, are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims of failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors to be described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and in other periodic reports we file with the SEC.  Additionally, this press release speaks only as of December 1, 2017. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to December 1, 2017.